UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Kimball International, Inc.

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On October 5, 2015, Kimball International, Inc. filed the following letter on its website (www.kimball.com/OnlineProxySupplement.pdf) and commenced distributing it to certain shareholders:

Robert F. Schneider
Chairman and Chief Executive Officer
1600 Royal Street
Jasper, Indiana 47549
October 5, 2015

Dear Shareholder:
In the last few weeks, you received the proxy statement for the Kimball International, Inc. 2015 Annual Meeting of Shareholders, scheduled for October 20, 2015. In the proxy statement, filed on September 9, 2015, the Board of Directors recommended a vote “For” Proposal No. 1 — the election of two Class I directors, Timothy J. Jahnke and Thomas J. Tischhauser — and we write now to ask for your support of the Board's recommendation on Proposal No. 1 and all other proposals.
We are disappointed to learn that Institutional Shareholder Services Inc. (“ISS”) recently issued a report recommending that shareholders withhold their vote for Mr. Jahnke and Mr. Tischhauser. In contrast, we were pleased to see that proxy advisory firm Glass, Lewis & Co., Inc. has recommended a vote “For” both Mr. Jahnke and Mr. Tischhauser. While we have not been successful in our efforts to address this issue with ISS, we continue to believe it is appropriate for our shareholders to vote for these two directors for reasons set forth below.
It was noted by ISS that Kimball International did not disclose in the proxy statement any outreach efforts with shareholders to discuss the lack of a majority vote for Mr. Tischhauser as Class B director at last year's Annual Meeting. In hindsight, in this year's proxy statement, I should have included more details on the significant amount of investor outreach and communications we have conducted in response to this lack of majority support for Mr. Tischhauser. I would like to take this opportunity to inform you that throughout the past year, we engaged with multiple institutional shareholders to communicate corporate governance changes made since the October 2014 Annual Meeting as detailed below and to gather their input regarding the Company. In those discussions, we learned that the passage of a bylaw last August implementing a staggered board without shareholder approval was the key concern with last year's vote. Mr. Tischhauser was the only director up for election by Class B shareholders at the 2014 Annual Meeting, and 57% of the shareholders thus withheld votes from him specifically as a result of the unilateral bylaw change. The Class B shareholders did not have the opportunity to vote for any of the remaining directors, who were resoundingly re-elected by Class A shareholders.
The Board understands that the underlying concern of the shareholders that withheld votes was the result of the implementation of the staggered board structure prior to the spin-off last October without Class B shareholder approval. This step was taken by the Board because we felt that the staggered board would best serve the longer term interests of all shareholders. After the spin-off, Kimball International is not only smaller but also in an operational turn-around phase. We believe the staggered board structure helps support Kimball and the new executive team by assuring the continuity of leadership needed to accomplish the turn-around and implement important operational changes while the Board focuses on implementing corporate governance improvements needed to move the Company beyond the two-tiered share structure (Class A and Class B), which was controlled mainly by the privately-held Class A shareholders. The Board plans to regularly review the staggered board structure, along with other governance matters, to continuously improve your Company and, in turn, the return on your investment.
The Board of your Company feels that it strongly represented the interests of shareholders and created value for them in fiscal year 2015. The approval by the Board of the spin-off and equalization of share voting rights between the two classes of stock were monumental steps towards creating shareholder value, but, as discussed in the proxy statement, corporate governance improvements did not end there. The Board recognized further improvements were necessary to refocus the Company from its two-tiered share structure. A summary of the changes made this past year includes:
• the addition to the Board of a lead independent director role;
• the addition of a requirement for a director to submit his or her resignation in the event he or she does not receive a majority of votes cast in an uncontested election;
• the formalization of our related persons transaction policy;
• the addition of a no hedging/pledging policy for officers and directors holding Company stock;
• the addition of a relative total shareholder return performance share award plan for key senior executives to align more closely with shareholder interests;
• the addition of a double trigger and the elimination of significant adverse tax consequences to the Company in executive Change in Control and Executive Employment Agreements; and
• the adjustment of officer and director stock ownership guidelines to be more aligned with industry practice.
The governance changes described above show our continuing attention to shareholder interests. It is important to note that both Mr. Tischhauser and Mr. Jahnke sit on the Compensation and Governance Committee of the Board and have fully supported all of these changes made to-date. Further, Mr. Tischhauser serves the board as the lead independent director, and brings shareholder perspective to the Company's journey towards improved governance.
For the foregoing reasons, we urge you to vote “For” Proposal No. 1 — the election of Timothy J. Jahnke and Thomas J. Tischhauser.
If you have any questions, you may direct them to the Company’s Investor Relations Department at (812) 482-8619.

We thank you for your support!

Sincerely,

Bob Schneider,
Chairman of the Board
Chief Executive Officer